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                      March 23, 2023

       Yi Zuo
       Chief Executive Officer
       Four Seasons Education (Cayman) Inc.
       Room 1301, Zi'an Building
       309 Yuyuan Road, Jing'an District
       Shanghai 200040
       People   s Republic of China

                                                        Re: Four Seasons
Education (Cayman) Inc.
                                                            Form 20-F for
Fiscal Year Ended February 28, 2022
                                                            Filed June 30, 2022
                                                            File No. 001-38264

       Dear Yi Zuo:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Trade & Services
       cc:                                              Steve Lin